Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tabula Rasa HealthCare, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-236821, 333-230046, 333-223658, 333-216674 and 333-214025) on Form S-8 of Tabula Rasa HealthCare, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Tabula Rasa HealthCare, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II – valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Tabula Rasa HealthCare, Inc.

Our report on the consolidated financial statements refers to a change in the accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements.

Our report dated February 26, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that the Company acquired Personica, LLC during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Personica, LLC’s internal control over financial reporting associated with approximately 14% of total assets and approximately 1% of total revenue included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Personica, LLC.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 26, 2021